EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
                                                FRED G. KOWAL
                                                CHAIRMAN OF THE BOARD &
                                                CHIEF EXECUTIVE OFFICER
                                                (845) 986-2206

                         WARWICK COMMUNITY BANCORP, INC.
                         ANNOUNCES SPECIAL CASH DIVIDEND


Warwick, New York, September 16, 2004 - Warwick Community Bancorp, Inc. (Nasdaq:
WSBI), the holding company for The Warwick Savings Bank and The Towne Center Bank, announced that its Board of Directors today declared a special contingent cash dividend on its common stock of $0.9225 per share to stockholders of record on September 27, 2004. This dividend is the special cash dividend relating to the disposition of automobiles contained in an automobile leasing portfolio previously held by The Warwick Savings Bank and described in the proxy statement/prospectus filed by Provident Bancorp, Inc. with respect to the pending merger of Warwick Community and Provident Bancorp. The payment of the special cash dividend is contingent upon completion of the pending merger, and will be payable on October 8, 2004 if the merger is completed prior to that time. Completion of the pending merger is subject to Warwick stockholder approval and other customary conditions.

                                   * * * * * *

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered stock commercial bank. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York, and operates additional branches in the village of Monroe, the town of Woodbury, the town of Wallkill, the town of Newburgh, and the village of Goshen, Orange County, New York, and in Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey, and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

Provident Bancorp, Inc. has filed a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Stockholders are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Provident and Warwick, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus also can be obtained, without charge, by directing a request to Warwick Community Bancorp, Inc., attn. Barbara A. Rudy - Moore, Senior Vice President, 18 Oakland Avenue, P.O. Box 591, Warwick, New York 10990-0591, 845-986-2206 ext. 2238, or by sending a request to
wsbbar@warwick.net, or to Provident


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Bancorp, Inc., Investor Relations, attn. Roberta Lenett, 400 Rella Boulevard,
Montebello, New York 10901, (845) 369-8082.

Warwick Community Bancorp, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Warwick in connection with the acquisition. Information about the directors and executive officers of Warwick and their ownership of Warwick common stock is set forth in the joint proxy statement/prospectus.